Exhibit 10.27

FIRST AMENDMENT TO
UL NON-QUALIFIED DEFERRED COMPENSATION PLAN
(as amended and restated effective as of January 1, 2012)

WHEREAS, UL LLC, a Delaware limited liability company (the “Company”), maintains UL Non-Qualified Deferred Compensation Plan (the “Plan”) for certain of its eligible employees;
WHEREAS, Section 7.1 of the Plan provides that the Company may amend the Plan from time to time;
WHEREAS, UL Inc. (“Parent”) is the sole member of the Company and, accordingly, the Board of Directors of Parent (the “Board”) may act as the Company for all purposes, and the Compensation Committee of the Board (the “UL Committee”) may act as the Company with respect to the UL Committee’s purpose, as set forth in the Charter thereof; and
WHEREAS, the UL Committee, acting as the Company consistent with the foregoing recital, desires to amend the Plan to clarify and modify the Plan’s rules relating to participation by affiliated employers and clarify certain provisions relating to the Company’s governance.
NOW THEREFORE, pursuant to the power of amendment contained in Section 7.1 of the Plan, the Plan is hereby amended effective as of the dates set forth herein, to read as follows:
1.The definition of “Employee” in Article 2 is clarified as of the original effective date thereunder to read as follows:
“(3) Employee. An individual whose relationship with the Company or with a Participating Employer is, under common law, that of an employee.”

2.The definition of “Separation from Service” in Article 2 is clarified as of the original effective date thereunder to read as follows:

“(10)    Separation from Service. The earlier of the Participant’s ‘separation from service’ with the Company or a Participating Employer within the meaning assigned to that term for purposes of section 409A of the Code and the Participant’s death.”
3.Article 2 is clarified to add the following definition of “Participating Employer” as of the original effective date thereunder:
“(18)    Participating Employer. Any Affiliate of the Company (within the meaning of the Qualified Plan) that is approved by the Company or the UL Committee to participate in the Plan, effective as of the date specified in the Company or UL Committee action memorializing such approval. The list of Participating Employers is reflected in Appendix A to the Plan (as updated from time to time).”
4.Section 3.2 is clarified as of the original effective date thereunder to read as follows:
“3.2    Amounts Credited to Accounts of Active Participants. As of December 31, 2012 and as of each subsequent December 31 or such other dates as the UL Committee may determine, the UL Committee shall credit to the account of each Participant who was employed by the Company or a Participant Employer on such Valuation Date and was an Active Participant for any portion or all of the Taxable Year ending on such Valuation Date an amount designated by the UL Committee pursuant to this paragraph. As of the day (other than a December 31) on which a Participant terminates employment with the Company or a Participating Employer, the UL Committee shall credit to the account of such Participant, if such Participant was an Active Participant for any portion of the Plan Year in which such termination occurs, an amount designated by the UL Committee pursuant to this paragraph. Any such decision of the UL Committee shall be communicated in writing to the Participant as soon as is practicable after such decision is made. Notwithstanding the foregoing, unless the UL Committee determines otherwise, the amount to be credited to an Active Participant’s account for a Plan Year shall be the excess, if any, of (A) the amount that would have been credited to the account of such Active Participant under the Qualified Plan pursuant to Section 4.4 thereof but for the limitations imposed by section 401(a)(17) and 415 of the Code, over (B) the amount actually so credited.”
5.The final sentence of Section 4.1 is clarified as of the original effective date thereunder to read as follows:
“Notwithstanding the preceding provisions of this Section 4.1, the Company may determine in its sole discretion that the payment to which a Participant or Beneficiary is entitled pursuant hereto shall be reduced by any amounts which are owing by the Participant or Beneficiary to the Company or to a Participating Employer at the time such payment is to be made.”
6.Section 6.2 is clarified as of the original effective date thereunder to read as follows:
“6.2    Employment Rights. This Plan does not constitute a contract of employment between the Company and the Participant and participation in this Plan will not give any Participant any right to be retained in the employment of the Company or of a Participating Employer, nor any right or claim to any payment under this Plan which has not specifically accrued under the terms of this Plan.”

7.The phrase “Board of Directors” is replaced with the phrase “Board of Directors or managing member(s), as applicable,” wherever the former appears in the Plan.
8.A new Appendix A is added to the Plan in the form attached as Exhibit 1 hereto.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of this 30 day of November, 2021.
UL LLC

By:    /s/ Linda Chapin

Linda Chapin
Chief Human Resources Officer of UL Inc.

On behalf of the Compensation Committee of the Board of Directors of UL Inc., the sole member of UL LLC

Exhibit 1
APPENDIX A
PARTICIPATING EMPLOYERS
Underwriters Laboratories Inc.
ULS, Inc. (effective as of January 1, 2021)